As filed with the Securities and Exchange Commission on September 18, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGILYSYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	34-0907152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3655 Brookside Parkway, Suite 300
Alpharetta, Georgia 30022
(Address of principal executive offices, including zip code)

Agilysys, Inc. Amended and Restated 2024 Equity Incentive Plan

(Full title of the plan)

Kyle C. Badger, Esq.
Senior Vice President, General Counsel and Secretary
Agilysys, Inc.
3655 Brookside Parkway, Suite 300
Alpharetta, Georgia 30022
(770) 810-7800
(Name, address and telephone number, including area code, of agent for service)

Copy to:

C. Brendan Johnson, Esq.

Shashi N. Khiani, Esq.

Polsinelli PC

7676 Forsyth Boulevard, Suite 800

St. Louis, Missouri 63105

(314) 889-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐
Non-Accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of this Registration Statement is omitted in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The document(s) containing the information required by this Part I will be sent or given without charge to participants in the Agilysys, Inc. Amended and Restated 2024 Equity Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the Commission on May 22, 2024 (File No. 000-05734);
(b)
The information specifically incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on July 26, 2024 (File No. 000-05734);
(c)
The Registrant’s Quarterly Report filed on Form 10-Q for the quarterly period ended June 30, 2024, filed with the Commission on July 26, 2024 (File No. 000-05734);
(d)
The Registrant’s Current Reports on Form 8-K filed with the Commission on June 11, 2024 (File No. 000-05734), July 26, 2024 (File No. 000-05734), August 20, 2024 (File No. 000-05734) and September 16, 2024 (File No. 000-05734); and
(e)
The description of the Registrant’s common stock, which is contained in a Registration Statement on Form 8-A filed with the Commission on May 13, 1999 (File No. 000-05734), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on February 12, 2024 (File No. 000-05734).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K), unless expressly stated otherwise therein after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such amendment.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation limits the liability of our directors and officers (each, an “Indemnitee”) to the fullest extent permitted by Delaware law and provides that we will provide our directors and officers with indemnification to the fullest extent permitted by applicable law where such director or officer is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”) by reason of the fact that he or she is or was serving as a director or officer; provided, however, that we are not required to indemnify any person in connection with a Proceeding initiated by such person, except with respect to Proceedings authorized by our board of directors or brought to enforce an indemnification right.

In addition, our Certificate of Incorporation provides exculpation from liability for certain directors and officers of the Registrant, to the fullest extent permitted by Delaware law. This includes exculpation of the covered officers for personal liability for monetary damages in connection with direct claims brought by shareholders for breach of fiduciary duty of care, including class actions. The Certificate of Incorporation does not limit the liability of: (i) the directors or covered officers for breaches of the duty of loyalty; (ii) the directors or covered officers for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the directors under Section 174 of the General Corporation Law of the State of Delaware; (iv) the directors or covered officers for any transaction from which such person derived an improper personal benefit; or (iv) the covered officers for claims for breach of fiduciary duty of care brought by the Registrant itself, or derivative claims brought by shareholders in the name of the Registrant.

Under Delaware law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or serves or served any other enterprise or organization in such capacity at the request of the Registrant, the Registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Delaware law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of the Registrant, or where the suit is settled, an Indemnitee may be indemnified under Delaware law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that if the Indemnitee is adjudged to be liable to the Registrant, he or she cannot be made whole even for expenses unless and only to the extent that the Court of Chancery or the court in which such action was brought determines that he or she is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

Also under Delaware law, expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant. The Registrant may also advance expenses incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the Registrant deems appropriate.

In addition, the Registrant has entered into indemnification agreements with each of its executive officers and directors that require the Registrant to indemnify such persons, to the maximum extent and under all circumstances permitted by Delaware law, against expenses and certain other liabilities incurred by such person by reason of a Proceeding (other than a Proceeding by or in the right of the Registrant, as discussed further below) to which such person was or is a party or is threatened to be made a party by reason of the fact of such person’s status as a director or officer of the Registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, suit or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful.

The indemnification agreements also provide that, to the maximum extent and under all circumstances permitted by Delaware law, the Registrant is required to indemnify such executive officer or director against expenses and certain other liabilities incurred by such person by reason of a Proceeding by or in the right of the Registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, unless such person is adjudged in such Proceeding to be liable to the Registrant, in which case no indemnification shall be made unless and to the extent (and only to the extent) that, the Delaware Court of Chancery or the court in which such Proceeding was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description
4.1	Certificate of Incorporation of Agilysys, Inc., which is incorporated by reference to Exhibit 3.2 to Agilysys, Inc.’s Current Report on Form 8-K filed February 9, 2022 (File No. 000-05734).
4.2

Certificate of Amendment to Certificate of Incorporation of Agilysys, Inc., which is incorporated by reference to Exhibit 3.2 to Agilysys, Inc.’s Current Report on Form 8-K filed September 13, 2023 (File No. 000-05734).

4.3	Bylaws of Agilysys, Inc., which is incorporated by reference to Exhibit 3.4 to Agilysys, Inc.’s Current Report on Form 8-K filed February 9, 2022 (File No. 000-05734).
4.4	First Amendment to Bylaws of Agilysys, Inc., which is incorporated by reference to Exhibit 3.2 to Agilysys, Inc.’s Current Report on Form 8-K filed May 31, 2023 (File No. 000-05734).
5.1*	Legal Opinion of Polsinelli PC
23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Polsinelli PC (included in Exhibit No. 5.1)
24.1	Power of Attorney (included as part of signature page to this Registration Statement)
99.1*	Agilysys, Inc. Amended and Restated 2024 Equity Incentive Plan
107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on September 18, 2024.

AGILYSYS, INC.
By:	/s/ Ramesh Srinivasan
Ramesh Srinivasan
President, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ramesh Srinivasan, William David Wood III and Chris J. Robertson, or any one of them, his or her true and lawful attorney-in-fact with full power of substitution, for his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and all documents or instruments necessary or appropriate to enable the Registrant to comply with the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents, and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date
/s/ Ramesh Srinivasan Ramesh Srinivasan	President, Chief Executive Officer and Director (Principal Executive Officer)	September 18, 2024

/s/ William David Wood III William David Wood III	Chief Financial Officer (Principal Financial Officer)	September 18, 2024

/s/ Chris J. Robertson Chris J. Robertson	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)	September 18, 2024

/s/ Michael A. Kaufman Michael A. Kaufman	Chairman and Director	September 18, 2024

/s/ Donald A. Colvin Donald A. Colvin	Director	September 18, 2024

/s/ Gerald C. Jones Gerald C. Jones	Director	September 18, 2024

/s/ John Mutch John Mutch	Director	September 18, 2024

/s/ Melvin L. Keating Melvin L. Keating	Director	September 18, 2024

/s/ Dana Jones Dana Jones	Director	September 18, 2024